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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): June 15, 2002
                                                           -------------




                              NovaMed Eyecare, Inc.
                  --------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



            Delaware                     0-26625                36-4116193
      ------------------               -----------           ---------------
   (State or Other Jurisdiction        (Commission             (IRS Employer
         of incorporation)             File Number)         Identification No.)



 980 North Michigan Avenue, Suite 1620, Chicago, Illinois               60611
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        (Address of Principal Executive Offices)                     (Zip Code)


        Registrant's telephone number, including area code (312) 664-4100
                                                           --------------

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Item 2. Acquisition or Disposition of Assets.

     On June 15, 2002, we consummated a transaction with Williams Eye Institute, P.C. ("WEI"), a professional entity whose eye care professionals had been parties to long-term services agreements with us since January 1996. In accordance with our previously announced plan to discontinue our management services business, this transaction involved the sale of management services assets to, and the termination of our long-term services agreement with, WEI. In addition to selling management services assets, we sold one of our ambulatory surgery centers as well as optical dispensary assets to WEI. The aggregate consideration paid by WEI to us to terminate our long-term services agreement and purchase these assets consisted of approximately $2.7 million in cash, plus approximately 1.7 million shares of our common stock. The amount of consideration was determined through arm's length negotiations between the parties.

     Prior to this transaction, Douglas P. Williams, M.D., the owner of WEI and a former member of our Board of Directors, owned approximately 6.6 percent of our issued and outstanding common stock. Dr. Williams is also the brother-in-law of a current member of our Board of Directors, Scott H. Kirk, M.D. A special committee of our Board of Directors consisting of two independent outside directors, C.A. Lance Piccolo and R. Judd Jessup, approved the terms and conditions of this transaction with WEI and Dr. Williams.

     Because this transaction involved the sale of an ambulatory surgery center as well as optical dispensary assets, we needed the approval from our lenders under our credit facility in order to consummate the transaction. In addition to seeking their consent to this transaction, we also approached our lenders about other modifications to our credit facility, including an expansion of our ability to sell minority interests in our existing ambulatory surgery centers, as well as providing us with the ability to sell other optical dispensary assets as part of our divestiture transactions as we deem appropriate. After considering these requests, our lenders consented to this transaction and agreed to the other requested modifications. Previously, the terms of our credit facility limited our ability to sell minority interests in our existing ambulatory surgery centers to the extent any such sales reduced our overall EBITDA in any 12-month period by more than $1 million. Our lenders agreed to increase this limit from $1 million to $3 million.

     In consideration for the lenders consenting to our transaction with WEI and approving these modifications to our credit facility, we agreed to reduce the maximum commitment available under our facility to $35 million effective as of June 13, 2002, with an additional reduction to $30 million as of October 1, 2002. Before giving effect to this amendment, the maximum commitment available under our credit facility had been $40 million, with additional quarterly reductions of $2.5 million on each of July 1, 2002 and October 1, 2002, resulting in a maximum commitment of $35 million as of October 1, 2002. Our credit agreement expires on June 30, 2003. At June 30, 2002, we had $6.9 million outstanding under our credit facility.

     The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Contract Termination and Asset Purchase Agreement which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

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Item 7. Financial Statements and Exhibits.

        (c)  Exhibits.

        Exhibit Number          Title
        --------------          -----

        2.1 Contract Termination and Asset Purchase Agreement dated June 10, 2002, by and among NovaMed Eyecare Services, LLC, Williams Eye Institute, P.C., Douglas P. Williams, M.D., and Ann K. Williams, M.D.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  NOVAMED EYECARE, INC.


Dated:  July 1, 2002              By:   /s/ Stephen J. Winjum
                                     ----------------------------------------
                                        Stephen J. Winjum
                                        President and Chief Executive Officer

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                                  EXHIBIT INDEX

Exhibit No.         Exhibit
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2.1                 Contract Termination and Asset Purchase Agreement dated
                    June 10, 2002, by and among NovaMed Eyecare Services, LLC,
                    Williams Eye Institute, P.C., Douglas P. Williams, M.D., and
                    Ann K. Williams, M.D.